Exhibit 99.1

Liberty Media International, Inc. Fourth Quarter Supplemental Financial Information

Important Notice: Liberty Media International, Inc. (LMI) (NASDAQ: LBTYA, LBTYB) Chairman, President and CEO, John Malone, will discuss LMI’s fourth quarter results in a conference call which will begin at 1:00 p.m. (ET) March 14, 2005. The call can be accessed by dialing (719) 457-2626 or (800) 967-7135 at least 10 minutes prior to the start time. There will not be a replay of the conference call. The call will also be broadcast live across the Internet. To access the web cast go to http://www.libertymediainternational.com/ir/default.htm. Links to this press release will also be available on the LMI web site.

Englewood, Colorado — On March 14, 2005, Liberty Media International, Inc. (NASDAQ: LBTYA, LBTYB) (LMI) filed its Form 10-K with the Securities and Exchange Commission for the year ended December 31, 2004. This press release is being provided to supplement the information provided to investors in LMI’s Form 10-K as filed with the SEC. The information in this release is not meant to serve as a release of financial results for LMI. For information regarding LMI’s financial results, investors should refer to LMI’s financial statements included in its Form 10-K.

LMI owns interests in broadband distribution and content companies operating outside the U.S., principally in Europe, Asia, and Latin America. Our businesses include UnitedGlobalCom, Inc. (UGC), Jupiter Telecommunications Co., Ltd. (J-COM), Jupiter Programming Co., Ltd. (JPC), Liberty Cablevision of Puerto Rico Ltd. and Pramer S.C.A.

Following is summary financial information and a discussion of the results of our largest subsidiary and our two largest equity affiliates. To enable investors to better understand the results of these companies, this information presents 100% of the revenue and operating cash flow for UGC, J-COM and JPC even though we own less than 100% of these businesses. Unless otherwise noted, the following discussion compares financial information for the three months and year ended December 31, 2004 to the same periods in 2003. Please see page 9 of this press release for how we define operating cash flow and a discussion of management’s use of this performance measure as well as a reconciliation of operating cash flow to operating income calculated in accordance with generally accepted accounting principles in the United States (GAAP) for the quarters and years ended December 31, 2004 and 2003 for the aforementioned businesses.

The selected financial information presented for J-COM and JPC was obtained directly from those equity affiliates. LMI does not control the decision-making processes or business management practices of its equity affiliates. Accordingly, LMI relies on the management of these affiliates and their independent auditors to provide accurate financial information prepared in accordance with GAAP that LMI uses in the application of the equity method. As a result, LMI makes no representations as to whether such information presented on a stand-alone basis has been prepared in accordance with GAAP. LMI is not aware, however, of any errors in or possible misstatements of the financial information provided to it by its equity affiliates that would have a material effect on LMI’s consolidated financial statements. Further, LMI could not, among other things, cause any noncontrolled affiliate to distribute to LMI its proportionate share of the revenue or operating cash flow of such affiliate.

OPERATING RESULTS

UnitedGlobalCom, Inc. (UGC) (54% / 91%)

LMI owned 54% of UGC as of December 31, 2004 and controlled 91% of the vote. UGC is a leading international broadband communications provider of video, voice, and broadband Internet services with operations in 16 countries, 13 of which are in Europe. As a separate publicly traded company (NASDAQ: UCOMA), UGC reported its fourth quarter results on March 14, 2005.

	UGC
	Summary Financial Information
			(in primary functional				(in primary functional
	(in US$)		currency)		(in US$)		currency)
	4Q04	4Q03	4Q04	4Q03	2004	2003	2004	2003

	(amounts in millions)
Revenue
UPC Broadband	$508	412	€394	347	$1,850	1,528	€1,488	1,350
VTR	83	68	CP49,377	42,547	300	230	CP182,541	157,676
chellomedia	66	58	€51	49	245	220	€197	195
Noos & Chorus	144	—	€113	—	233	—	€186	—
Eliminations & Other	(26)	(22)			(103)	(86)

Total Revenue	$775	516			$2,525	1,892

Operating Cash Flow
UPC Broadband	$189	164	€147	137	$756	583	€609	514
VTR	34	22	CP20,015	13,815	109	70	CP66,082	47,801
chellomedia	18	10	€14	8	53	36	€43	32
Noos & Chorus	35	—	€27	—	53	—	€42	—
Other	(37)	(10)			(92)	(60)

Total Operating Cash Flow	$239	186			$879	629

Operating Loss	$(123)	(466)			$(241)	(656)

Outstanding Debt (at December 31)	$4,987	3,927

Operating Statistics (1) (at December 31)	(figures in thousands)
Homes Passed	15,957	12,260
Total Video Subscribers (2)	8,726	7,340
Internet Subscribers	1,401	923
Telephone Subscribers	804	733

(1)	Includes 2004 acquisitions of Noos and Chorus. See definitions in Supplemental Operating Information section on page 8.

(2)	Represents the sum of basic cable subscribers, DTH subscribers and MMDS subscribers, as applicable.

Revenue for the three months and year ended December 31, 2004 was up 50% and 34%, respectively, compared to the prior year. Excluding the impact of exchange rates and acquisitions, organic year-over-year revenue growth was approximately 11%. These increases were driven by higher average monthly revenue per subscriber and subscriber growth across all of UGC’s services.

Operating cash flow for the fourth quarter was $239 million, an increase of 28% compared to the prior year. Operating cash flow for the full year was $879 million, an increase of 40% compared to 2003. Excluding the impact of exchange rate fluctuations and acquisitions, organic operating cash flow growth was approximately 20% for the year. UGC continues to benefit from organizational, operating, and network efficiencies, as the operating cash flow as a percent of revenue improved from 33.2% in 2003 to 34.8% in 2004. For the fourth quarter, the operating cash flow as a percent of revenue was relatively flat compared to the fourth quarter of 2003 due primarily to acquisitions and one-time costs associated with the termination of a programming contract.

Full year capital expenditures were $480 million compared to $333 million for the prior year. The primary reason for the increase was higher spending on customer premise equipment due to subscriber growth as well as exchange rate fluctuations.

During 2004, including acquisitions, UGC increased total video subscribers by 1,386,000, total Internet subscribers by 478,000 and total telephone subscribers by 71,000.

Jupiter Telecommunications Co., Ltd. (J-COM) (45.45%)

J-COM is Japan’s largest multiple system operator (MSO) based on the number of customers served. J-COM and its subsidiaries provide cable television, Internet access and telephony services in Japan.

	J-COM
	Summary Financial Information
	(in US$)		(in ¥)		(in US$)		(in ¥)
	4Q04	4Q03	4Q04	4Q03	2004	2003	2004	2003

	(amounts in millions)
Revenue	$415	347	¥42,964	38,500	$1,505	1,233	¥161,346	143,159
Operating Expenses	258	220	26,734	24,314	915	805	98,097	93,426

Operating Cash Flow	$157	127	¥16,230	14,186	$590	428	¥63,249	49,733

Operating Income	$42	36	¥4,285	4,023	$210	114	¥22,592	13,202

Outstanding Debt (at December 31)
Third-Party Debt	$2,261	984	¥231,529	105,662
Shareholder Debt	—	1,395	—	149,739

Outstanding Debt	$2,261	2,379	¥231,529	255,401

Consolidated Operating Statistics (1) (at December 31)	(figures in thousands)
Homes Passed (2)	6,288	5,489
Total Video Subscribers (3)	1,483	1,419
Internet Subscribers	709	597
Telephone Subscribers	726	527

(1)	See definitions in Supplemental Operating Information section on page 8.

(2)	As a result of a mapping audits J-COM increased its cable homes passed during 2004.

(3)	Represents the sum of basic cable subscribers, DTH subscribers and MMDS subscribers, as applicable.

Revenue increased 20% and 22% for the three months and year ended December 31, 2004, respectively. Excluding the effect of exchange rates, revenue increased 12% in the fourth quarter, as compared to the fourth quarter of 2003, and 13% for the year, as compared to 2003. Revenue increases were due to increased distribution across all of J-COM’s services, with the most substantial growth coming from Internet and telephone services. Total video subscribers increased 5%, Internet subscribers increased 19% and telephone subscribers increased 38%.

Operating cash flow increased 24% and 38% for the three months and year ended December 31, 2004, respectively. Excluding the effect of exchange rates, operating cash flow increased 14% for the fourth quarter of 2004, as compared to the fourth quarter of 2003, and 27% for the year, as compared to 2003. Operating cash flow increased due to the revenue increases combined with margin improvements associated with increased scale. Operating cash flow as a percent of revenue for the year increased to 39% from 35%.

J-COM served approximately 1.7 million homes at December 31, 2004, an increase of 7% from December 2003. Penetration of homes taking at least one service was 28% at December 31, 2004. Approximately 48% of J-COM’s customers subscribed to more than one service at December 31, 2004, which translated into approximately 832,000 homes with multiple services. This represents a 15% increase in homes with multiple services since the end of 2003. The triple play service option (taking all three services available) has steadily increased to 20% of J-COM’s homes at December 31, 2004 compared to 14% at December 31, 2003. J-COM’s network operates at a bandwidth of 750 or 770 MHz.

At December 31, 2004, J-COM’s weighted average ownership of its total consolidated subscribers was 81.5% compared to 81.3% at the same time last year.

Jupiter Programming Co., Ltd. (JPC) (50.0%)

LMI owned 50% of JPC at December 31, 2004. JPC is the largest multi-channel pay television programming and content provider in Japan based upon the number of subscribers receiving the channels. JPC currently owns or has investments in 16 channels.

	JPC
	Summary Financial Information
	(in US$)		(in ¥)		(in US$)		(in ¥)
	4Q04	4Q03	4Q04	4Q03	2004	2003	2004	2003

	(amounts in millions)
Revenue	$176	129	¥18,302	14,088	$563	412	¥60,481	47,818
Operating Expenses	153	110	15,920	11,986	483	358	51,879	41,492

Operating Cash Flow	$23	19	¥2,382	2,102	$80	54	¥8,602	6,326

Operating Income	$18	16	¥1,898	1,781	$67	44	¥7,222	5,116

Outstanding Debt (1) (at December 31)	$60	61	¥6,113	6,567

Cumulative Subscribers (2) (in thousands) (at December 31)	45,480	41,770

(1)	Includes shareholder debt of $10 million and $9 million at December 31, 2004 and 2003, respectively.

(2)	Includes subscribers at all consolidated and equity owned JPC channels. Shop Channel subscribers are stated on a full-time equivalent basis.

JPC’s revenue increased 36% and 37% for the three months and year ended December 31, 2004, respectively. Excluding the effect of exchange rates, revenue increased 30% for the fourth quarter, as compared to the fourth quarter of 2003, and 26% for the year, as compared to 2003. Revenue increased largely due to increases in retail sales at Shop Channel and in subscription and advertising revenues at the other channels. Shop Channel, which is 70%-owned by JPC, was the largest contributor generating approximately 89% of the increase during the quarter and year ended December 31, 2004 versus the corresponding periods in 2003. This increase was driven by an 11% increase in full-time equivalent (“FTE”) homes and an increase of 15% in sales per FTE. In addition to the growth at Shop Channel, subscribers grew by 9% at Movie Plus, 10% at Golf Network, 8% at J-Sports, 12% at Discovery Channel Japan, 19% at Animal Planet Japan and 15% at AXN Japan.

JPC’s operating cash flow increased 21% and 48% for the three months and year ended December 31, 2004, respectively. Excluding the effect of exchange rates, operating cash flow increased 13% for the fourth quarter, as compared to the fourth quarter of 2003, and 36% for the year, as compared to 2003. Operating cash flow increased due primarily to revenue increases, partially offset by higher cost of goods sold, fulfillment, telemarketing, programming, marketing and general and administrative expenses.

Free Cash Flow

	For the year ended
	December 31, 2004
	UGC	J-COM	JPC

	(amounts in millions)
Net cash provided by operations	$699	489	48
Capital expenditures (1)	(480)	(413)	(46)

Free cash flow	$219	76	2

(1)	Capital expenditures for J-COM and JPC include equipment purchased under capital leases.

CORPORATE & OTHER

Cash, Carrying Value of Non Strategic Holdings and Debt

	December 31, 2004	September 30, 2004

	(amounts in millions)
Consolidated Cash & Cash Equivalents	$2,531	1,739

LMI Non-Strategic Investments
News Corporation, Inc. (1), (2)	$103	157
ABC Family Preferred	$387	407
Telewest Global, Inc. (3)	$—	91

UGC Non-Strategic Investments
SBS Broadcasting S.A.	$242	202

Consolidated Debt
Parent Debt	$—	—
UGC Debt	4,879	4,286
Other Subsidiary Debt	140	63

Consolidated Debt	$5,019	4,349

(1)	LMI has entered into a variable forward transaction with respect to this investment.

(2)	During the fourth quarter of 2004, LMI sold 4.5 million shares of News Corporation, Inc. common stock. At December 31, 2004, LMI holds 5.5 million shares.

(3)	On July 19, 2004, our investment in Telewest Communications plc Senior Notes and Senior Discount Notes was converted into shares of common stock of Telewest Global, Inc. All of these shares were sold during the third and fourth quarters of 2004.

At December 31, 2004 and September 30, 2004, consolidated cash includes $1,029 million and $982 million, respectively, of cash at UGC.

Outstanding Shares

At December 31, 2004, there were approximately 173 million outstanding shares of LBTYA and LBTYB and 12 million shares of LBTYA and LBTYB reserved for issuance pursuant to stock options.

Other Items

During the fourth quarter, LMI sold all of its remaining 7.9 million shares of Telewest common stock for aggregate proceeds of approximately $93 million. Also during the fourth quarter, LMI sold 4.5 million shares of News Corp. common stock for aggregate proceeds of approximately $84 million ($30 million of which was received in the first quarter of 2005).

LMI and Sumitomo Corporation entered into a contribution agreement whereby, on December 28, 2004, LMI’s 45.45% ownership interest in J-COM and an approximate 20% ownership interest in J-COM owned by Sumitomo were combined in a holding company named LMI/Sumisho Super Media, LLC (Super Media). Subject to certain conditions, Sumitomo has the obligation to contribute to Super Media substantially all of its remaining 12% ownership interest in J-COM during 2005. On February 18, 2005, J-COM announced an initial public offering of its common shares in Japan. Under the terms of Super Media’s operating agreement, the J-COM IPO announcement triggered LMI’s casting or tie-breaking vote with respect to decisions of the Super Media management committee thereby allowing LMI to consolidate Super Media and J-COM effective as of January 1, 2005.

On December 6, 2004, LMI announced that it repurchased 3.0 million shares of its Series A common stock from Comcast Corporation for approximately $128 million in cash.

On December 21, 2004, LMI announced that it received ¥43.8 billion ($420 million) in cash from J-COM and another affiliate in full satisfaction of all shareholder loans, including accrued interest thereon, owed by them to LMI. J-COM and the other affiliate were able to repay all of their shareholder loans and J-COM eliminated a significant portion of the shareholder guarantees as a result of refinancing certain of its indebtedness.

On January 17, 2005, LMI and UGC entered into an agreement and plan of merger that would create a new company named Liberty Global, Inc. Completion of the transaction is subject to, among other things, the approval of both companies’ stockholders, including in the case of UGC, the affirmative vote of a majority of the voting power of the UGC shares not beneficially owned by LMI, Liberty Media Corporation, their respective subsidiaries or the executive officers or directors of LMI, Liberty Media or UGC. LMI and UGC filed preliminary proxy materials with the SEC on February 14, 2005 and we currently anticipate holding our respective shareholder meetings in the second quarter. Assuming the required shareholder votes are received, the transaction can close shortly thereafter.

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of the assets of Liberty Media International, Inc. included herein or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such risks, uncertainties and other factors include, among others: the risks and factors described in the publicly filed documents of LMI, including the most recently filed Form 10-K of LMI; economic and business conditions and industry trends in the countries in which we operate; currency exchange risks; consumer disposable income and spending levels, including the availability and amount of individual consumer debt; consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services; consumer acceptance of new technology, programming alternatives and broadband services that we may offer: our ability to manage rapid technological changes, and grow our digital video, voice and Internet access services; the regulatory and competitive environment in the broadband communications and programming industries in the countries in which we operate; continued consolidation of the foreign broadband distribution industry; uncertainties inherent in the development and integration of new business lines and business strategies; the expanded deployment of personal video recorders and the impact on television advertising revenue; capital spending for the acquisition and/or development of telecommunications networks and services; uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies; future financial performance, including availability, terms and deployment of capital; the ability of suppliers and vendors to timely deliver products, equipment, software and services; the outcome of any pending or threatened litigation; availability of qualified personnel; changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings; government intervention that opens our broadband distribution networks to competitors; our ability to successfully negotiate rate increases with local authorities; changes in the nature of key strategic relationships with partners and joint venturers; uncertainties associated with our ability to comply with the internal control requirements of the Sarbanes-Oxley Act of 2002; competitor responses to our products and services, and the products and services of the entities in which we have interests; spending on foreign television advertising; and threatened terrorist attacks and ongoing military action in the Middle East and other parts of the world. These forward-looking statements speak only as of the date of this Release. LMI expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in LMI’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact: Mike Erickson (877) 772-1518

SUPPLEMENTAL OPERATING INFORMATION

As a supplement to LMI’s consolidated statements of operations, the following is a presentation of operating metrics on a stand-alone basis for LMI’s two largest broadband distribution businesses (UGC and J-COM).

	December 31,
	2004	2003

	(amounts in thousands)
UGC (54% / 91%) (1)
Homes Passed (2)	15,957	12,260

Basic Cable Subscribers (3)	8,326	7,143
Digital Cable Subscribers (4)	725	145
DTH Subscribers (5)	250	197
MMDS Subscribers (6)	150	—

Internet Homes Serviceable (7)	10,303	7,045
Internet Subscribers (8)	1,401	923

Telephone Homes Serviceable (9)	5,512	4,468
Telephone Subscribers(10)	804	733

J-COM (45.45%)
Homes Passed (2)	6,288	5,489

Basic Cable Subscribers (3)	1,483	1,419
Digital Cable Subscribers (4)	232	24

Internet Homes Serviceable (7)	6,276	5,478
Internet Subscribers (8)	709	597

Telephone Homes Serviceable (9)	5,799	3,932
Telephone Subscribers (10)	726	527

(1)	In some cases, non-paying subscribers are counted by UGC as subscribers during their free promotional service period. Some of these subscribers choose to disconnect after their free service period. The number of non-paying subscribers at December 31, 2004 was immaterial.

(2)	Homes Passed are homes that can be connected to our networks without further extending the distribution plant, except for DTH and MMDS homes. With respect to DTH, we do not count homes passed. With respect to MMDS, one home passed is equal to one MMDS subscriber.

(3)	Basic Cable Subscriber is comprised of basic cable video customers (both analog and digital) that generally are counted on a per connection basis. Except in the case of UGC, residential multiple dwelling units with a discounted pricing structure are counted on an equivalent bulk unit (EBU) basis. Commercial contracts such as hotels and hospitals are counted by all our subsidiaries on an EBU basis. EBU is calculated by dividing the bulk price charged to accounts in an area by the prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. UGC also has “lifeline” customers (approximately 1.34 million at December 31, 2004) that are counted on a per connection basis, representing the least expensive regulated tier of basic cable service, with only a few channels.

(4)	Digital Cable Subscriber is a customer with one or more digital converter boxes that receives our digital video service. A Digital Cable Subscriber is counted as one Basic Cable Subscriber whether such customer receives only our digital video service or both analog and digital video services.

(5)	DTH Subscriber is a home or commercial unit that receives our video programming broadcast directly to the home via a geosynchronous satellite.

(6)	MMDS Subscriber is a home or commercial unit that receives our video programming via a multipoint microwave (wireless) distribution system.

(7)	Internet Homes Serviceable are homes that can be connected to our networks, where customers can request and receive Internet access services.

(8)	Internet Subscriber is a home or commercial unit with one or more cable modems connected to our networks, where a customer has requested and is receiving high-speed Internet access services.

(9)	Telephony Homes Serviceable are homes that can be connected to our networks, where customers can request and receive voice services.

(10)	Telephony Subscriber is a home or commercial unit connected to our networks, where a customer has requested and is receiving voice services.

NON-GAAP FINANCIAL MEASURES

This press release includes a presentation of operating cash flow, which is a non-GAAP financial measure, for UGC, J-COM and JPC. Set forth in the table below is a reconciliation of that non-GAAP measure to each of the business’ operating income, determined under GAAP. LMI defines operating cash flow as revenue less operating and SG&A expenses (excluding stock-based compensation, depreciation and amortization, impairment of long-lived assets, and restructuring charges). LMI believes this is an important indicator of the operational strength and performance of its businesses, including the ability to service debt and fund capital expenditures. In addition, this measure allows management to view operating results and perform analytical comparisons and benchmarking between businesses and identify strategies to improve performance. In this regard, LMI believes that operating cash flow is meaningful because it provides investors a means to evaluate the operating performance of the Company and its reportable segments on an ongoing basis using criteria that is used by LMI’s internal decision makers. This measure of performance excludes depreciation and amortization, stock-based compensation and restructuring and impairment charges that are included in the measurement of operating income pursuant to GAAP. Accordingly, operating cash flow should be considered in addition to, but not as a substitute for, operating income, net income, cash flow provided by operating activities and other measures of financial performance prepared in accordance with GAAP. LMI generally accounts for intersegment sales and transfers as if the sales or transfers were to third parties, that is, at current prices.

Please see the schedule below for a reconciliation of operating cash flow to operating income calculated in accordance with GAAP for the three months and years ended December 31, 2004 and 2003 for UGC, J-COM and JPC.

	UGC	J-COM	JPC

	(amounts in millions)
Three months ended December 31, 2004
Operating Cash Flow	$239	157	23
Depreciation and Amortization	(268)	(115)	(5)
Stock Compensation Expense	(53)	—	—
Other Non Cash Charges	(41)	—	—

Operating (Loss) Income	$(123)	42	18

Three months ended December 31, 2003
Operating Cash Flow	$186	127	19
Depreciation and Amortization	(210)	(91)	(3)
Stock Compensation Expense	(9)	—	—
Other Non Cash Charges	(433)	—	—

Operating (Loss) Income	$(466)	36	16

Year ended December 31, 2004
Operating Cash Flow	$879	590	80
Depreciation and Amortization	(935)	(379)	(13)
Stock Compensation Expense	(117)	(1)	—
Other Non Cash Charges	(68)	—	—

Operating (Loss) Income	$(241)	210	67

Year ended December 31, 2003
Operating Cash Flow	$629	428	54
Depreciation and Amortization	(809)	(314)	(10)
Stock Compensation Expense	(38)	—	—
Other Non Cash Charges	(438)	—	—

Operating (Loss) Income	$(656)	114	44